Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TWC HOLDING LLC

(Pursuant to Section 18-201 of the Limited
Liability Company Act of the State of Delaware)

The undersigned, desiring to form a limited liability company pursuant to the provisions of the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.             The name of the limited liability company is:  TWC Holding LLC (the “Company”).

2.             The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the registered agent of the Company for service of process at such address is Corporation Service Company.

THE UNDERSIGNED, being duly authorized, has executed this certificate as of January 29, 2004.

/s/ Anthony J. Como
Anthony J. Como
Authorized Person